UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2013

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of CEO and Appointment of Interim Chief Executive Officer

On August 30, 2013, Michael Gross, who has served as Chief Executive Officer of Morgans Hotel Group Co. (the “Company”) since 2011, stepped down from that role to pursue new opportunities. Jason T. Kalisman, the Company’s Chairman of the Board of Directors, has been named Chief Executive Officer on an interim basis, effective as of the same date. Mr. Kalisman has been one of the Company’s directors since March 2011. Mr. Kalisman, age 34, is the founder and Chief Executive Officer of The Talisman Group, LLC, an investment firm. Mr. Kalisman is also a Founding Member of OTK Associates, LLC, which is the Company’s largest stockholder. Prior to founding The Talisman Group, LLC in 2012, Mr. Kalisman was at GEM Realty Capital, Inc., an integrated global real estate investment firm focusing on publicly traded real estate securities and private-market real estate assets, serving as a Vice President from 2010 to 2012 and a Financial Analyst in 2009. From 2008 to 2010, Mr. Kalisman attended Stanford Graduate School of Business. Prior to co-founding OTK Associates in 2008, Mr. Kalisman worked at The Goldman Sachs Group, Inc., a global investment banking and management firm, from 2001 to 2007. Mr. Kalisman received a Bachelor of Arts in Economics from Harvard College and a Masters of Business Administration from the Stanford Graduate School of Business, where he was also a recipient of their Certificate in Global Management, and has earned the right to use the Chartered Financial Analyst designation.

Separation Agreement with Michael Gross

The Company has entered into a letter agreement (the “Separation Agreement”) with Mr. Gross in connection with his separation from the Company effective as of August 30, 2013 (the “Separation Date”). Pursuant to the Separation Agreement, in lieu of severance benefits payable under Mr. Gross’s Employment Agreement, dated March 20, 2011, between Mr. Gross and the Company, as amended on February 28, 2013 (the “Gross Employment Agreement”), and in addition to the payment of accrued but unpaid base salary, the Company will (i) make a lump sum payment of $500,000, (ii) grant 58,334 restricted stock units pursuant to the Company’s Amended and Restated 2007 Omnibus Incentive Plan, as amended, which will vest immediately on the Separation Date, (iii) grant 25,000 restricted stock units which will vest on the first anniversary of the Separation Date, and (iv) accelerate the vesting of any unvested long-term incentive plan units and stock options as of the Separation Date, with all stock options exercisable for a period of one year following the Separation Date. All other equity awards that remain unvested as of the Separation Date will expire and be forfeited. In addition, the Company agreed that effective as of the day following the Separation Date, it will waive the non-competition obligations of Section 7(a) of the Gross Employment Agreement, provided, however, that Mr. Gross is prohibited from pursuing certain prospective business opportunities as agreed to between the Company and Mr. Gross for a period of one year following the Separation Date. Mr. Gross has agreed to make himself reasonably available to the Company in connection with the leadership transition and otherwise cooperate with the Company on related matters. Mr. Gross and the Company continue to be bound by, among other things, the confidentiality, non-solicitation and standstill provisions of the Gross Employment Agreement.

The Company and Mr. Gross have each agreed that the Separation Agreement will be in complete and final settlement of and to release each other from any and all causes of action, rights and claims arising out of Mr. Gross’s employment, board service or role as investor or the termination of the foregoing, with limited exceptions.

A copy of Mr. Gross’s Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement.

Terms of Employment with Jason T. Kalisman

Mr. Kalisman will serve as interim Chief Executive Officer for total annual compensation of $1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Letter Agreement, dated August 30, 2013, between Michael Gross and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: September 3, 2013	By:	/s/ Richard Szymanski

Richard Szymanski
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Agreement, dated August 30, 2013, between Michael Gross and the Company.